Exhibit 10.1

Execution Version

LOCK-UP AGREEMENT

July 1, 2021

MKS Instruments, Inc.

2 Tech Drive, Suite 201

Andover, MA 01810 USA

Ladies and Gentlemen:

This letter agreement (this “Agreement”) relates to the Implementation Agreement, dated as of July 1, 2021 (the “Implementation Agreement”), by and among MKS Instruments, Inc., a Massachusetts corporation (“MKS”) and Atotech Limited, a registered public company organized under the laws of Jersey (“Atotech”), pursuant to which an affiliate of MKS will acquire all of the issued and outstanding shares of capital stock of Atotech in exchange for cash and shares of the common stock (the “Common Stock”), no par value per share, of MKS (the shares of Common Stock to be issued to the undersigned in consideration for the Acquisition are referred to herein as the “MKS Shares”) by way of a scheme undertaken under the laws of Jersey (the “Acquisition”). Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Implementation Agreement.

1.

As a shareholder of Atotech, upon the consummation of the Acquisition, each of Carlyle Partners VI Cayman Holdings, L.P. (“CP VI”), CEP IV Particiaptions, S.a.r.l. SICAR (“CEP IV”) and Gamma Holding Company Limited (“Gamma” and together with CP VI and CEP IV each a “Carlyle Stockholder” and collectively the “Carlyle Stockholders”) will receive MKS Shares.

2.

In order to induce MKS to consummate the transactions contemplated by the Implementation Agreement, each Carlyle Stockholder hereby agrees that, unless otherwise agreed to by MKS in its sole discretion, with respect to the percentage of MKS Shares issued to such Carlyle Stockholder upon the consummation of the Acquisition referred to in the definition of Lock-Up Period below (the “Lock-Up Shares”), from the date hereof until the end of the applicable Lock-Up Period, each Carlyle Stockholder agrees that it will not: (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to, any Lockup Shares held of record and/or beneficially by such Carlyle Stockholder, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-Up Shares held of record and/or beneficially by such Carlyle Stockholder, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).

3.	As used herein:

Lock-Up Period shall mean:

(i)

With respect to 80% of the MKS Shares issued to each Carlyle Stockholder, the thirtieth (30th) calendar day following the Effective Date (e.g., 20% of the MKS Shares issued to such Carlyle Stockholder will not be subject to any lock-up hereunder from and after the Effective Date); and

(ii)

With respect to 60% of the MKS Shares issued to each Carlyle Stockholder, the sixtieth (60th) calendar day following the Effective Date (e.g., 40% of the MKS Shares issued to such Carlyle Stockholder will not be subject to any lock-up after the thirtieth (30th) calendar day following the Effective Date).

For avoidance of doubt, no MKS Shares shall be subject to any lock-up after the sixtieth (60) calendar day following the Effective Date.

4.

Each Carlyle Stockholder hereby authorizes MKS to cause its transfer agent for the Common Stock to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, the Lock-Up Shares during the Lock-Up Period, as applicable thereto.

5.	Notwithstanding the foregoing, the Carlyle Stockholders may sell or otherwise transfer Lock-Up Shares:

(a)	to any affiliate, subsidiary, or investment fund controlled or managed by affiliates of The Carlyle Group, Inc.; or

(b)

through distributions to limited or general partners, members, managers, equity holders, stockholders or affiliates of any Carlyle Stockholder or via the admission of new equity holders, partners, members or managers into any entity holding any of the Lock-Up Shares.

provided, however, that in the case of any sale or transfer pursuant to clauses (a) or (b) above, such sale or transfer shall be conditioned upon entry by such transferees into a written agreement, addressed to MKS, agreeing to be bound as a Carlyle Stockholder by the transfer restrictions and the other terms and conditions of this Agreement.

6.

The restrictions set forth in this Agreement shall not apply to; any shares of Common Stock purchased by any Carlyle Stockholder in the open market or in any public or private capital raising transaction by MKS or any shares of Common Stock other than the Lock-Up Shares;

7.

Each Carlyle Stockholder severally but not jointly hereby represents and warrants that such Carlyle Stockholder has full power and authority to enter into this Agreement and that this Agreement constitutes the legal, valid and binding obligation of such Carlyle Stockholder, enforceable in accordance with its terms.

8.

This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof. This Agreement may not be changed, amended, modified or waived as to any particular provision, except by a written instrument executed by MKS and the Carlyle Stockholders.

9.

For the avoidance of any doubt, the parties hereto acknowledge and agree that the Carlyle Stockholders shall retain all of its rights as a stockholder of MKS during the Lock-up Period, including the right to vote, and to receive any dividends and distributions in respect of, any Common Stock held by such Carlyle Stockholder.

10.

No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned and their respective successors and assigns.

11.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Agreement shall be brought and enforced in the Delaware Chancery Court, or if such court does not have subject matter jurisdiction, in any court of the United States located in the State of Delaware, and irrevocably submits to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waives any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

12.

Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent by overnight mail or similar private courier service, by certified mail (return receipt requested) or email transmission to the address or email address (as applicable) set forth below such party’s name on the signature page hereto.

13.

This Agreement may be executed and delivered in one or more counterparts (including by facsimile, electronic mail, in .pdf or other electronic submission) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

14.

This Agreement shall become effective on the Effective Date. This Agreement and the obligations of each party hereunder shall automatically terminate upon the termination of the Business Combination Agreement in accordance with its terms. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement occurring prior to its termination.

[Signature on the following page]

Very truly yours,

CARLYLE PARTNERS VI CAYMAN HOLDINGS, L.P.

By:	TC Group VI Cayman, L.P., its general partner
By:	TC Group VI Cayman, L.L.C., its general partner

By:	/s/ Jeremy W. Anderson
Name: Jeremy W. Anderson
Title: Authorized Signatory

CEP IV PARTICIPATIONS, S.A.R.L. SICAR

By:	/s/ William Cagney
Name: William Cagney
Title: Authorized Signatory and manager

GAMMA HOLDING COMPANY LIMITED

By:	/s/Karen McMonagle
Name: Karen McMonagle
Title: Authorized Signatory

[Signature Page to Lock-Up Agreement]

Accepted and Agreed:

MKS INSTRUMENTS, INC.

By:	/s/ Kathleen F. Burke
Name: Kathleen F. Burke
Title: SVP, General Counsel and Secretary

[Signature Page to Lock-Up Agreement]